Exhibit 99.1

Full Circle Capital Announces Formation of

FC Capital Investment Partners

RYE BROOK, NY, June 23, 2014 – Full Circle Capital Corporation (NASDAQ: FULL) (“Full Circle Capital”) today announced the formation of FC Capital Investment Partners (“FCIP”).

FCIP is a multiple series private fund for which Full Circle Capital will serve as the managing member and investment adviser. The investment objectives and investment terms of each particular series may vary. Each particular series will primarily be funded through capital commitments by third party accredited or institutional investors. Full Circle Capital expects to receive certain fees or other distributions from FCIP in connection with the services it provides to each series FCIP may issue. Full Circle Capital intends to co-invest in certain transactions with FCIP where Full Circle Capital determines that the aggregate available investment opportunity exceeds what it believes would be appropriate for Full Circle Capital to acquire directly. Additionally, FCIP may invest in opportunities that fall outside of the investment mandate of Full Circle Capital.

“We believe the formation of FCIP will provide Full Circle Capital with several benefits. Most importantly, we anticipate that FCIP will provide capital resources that will enable Full Circle Capital to lead and control larger transactions in conjunction with FCIP, thereby expanding our addressable market and enhancing Full Circle Capital’s competitive position,” said Gregg J. Felton, President and Co-Chief Executive Officer. “We believe that the investment management fees earned through these vehicles will also provide Full Circle Capital with an additional stable source of incremental revenue and income.”

Full Circle Capital closed its first series of FCIP on June 17, 2014, raising approximately $5.6 million of capital. These funds were co-invested with Full Circle Capital in an asset in which the investment opportunity exceeded Full Circle Capital’s ability to invest relative to its current balance sheet concentration limits.

About Full Circle Capital

Full Circle Capital Corporation (NASDAQ: FULL) is a Rye Brook, New York based closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle Capital lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website, www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle Capital's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle Capital's filings with the Securities and Exchange Commission. Full Circle Capital undertakes no duty to update any forward-looking statements made herein.

Company Contacts:	Investor Relations Contacts:
John Stuart, Co-Chief Executive Officer	Stephanie Prince
Gregg J. Felton, Co-Chief Executive Officer	Jody Burfening
Full Circle Capital Corporation	LHA
914-220-6300	212-838-3777
info@fccapital.com	sprince@lhai.com

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